UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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A10 NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)
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A10 NETWORKS, INC.
3 WEST PLUMERIA DRIVE
SAN JOSE, CALIFORNIA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10 a.m. Pacific Time on Wednesday, November 7, 2018

Dear Stockholders of A10 Networks, Inc.:

The 2018 annual meeting of stockholders (the “Annual Meeting”) of A10 Networks, Inc., a Delaware corporation, will be held on Wednesday, November 7, 2018 at 10:00 a.m. Pacific Time, at 3 West Plumeria Drive, San Jose, California, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect one Class I director to serve until the 2021 annual meeting of stockholders and until his successor is duly elected and qualified;
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;
3.	To approve our Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) to declassify our board of directors; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on September 14, 2018 as the record date for the Annual Meeting. Only stockholders of record on September 14, 2018 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s annual meeting as a stockholder, please follow the instructions on page 3 of the proxy statement.

This proxy statement and our annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of A10 Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Lee Chen
President, Chief Executive Officer and Chairman
San Jose, California
September , 2018

i

A10 NETWORKS, INC.

PROXY STATEMENT
FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Pacific Time on Wednesday, November 7, 2018

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2018 annual meeting of stockholders of A10 Networks, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, November 7, 2018 at 10:00 a.m. Pacific Time, at 3 West Plumeria Drive, San Jose, California. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about September 26, 2018 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of one Class I director to serve until the 2021 annual meeting of stockholders and until his successor is duly elected and qualified;
•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;
•	a proposal to approve the Amended and Restated Certificate to declassify our board of directors; and
•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Phillip J. Salsbury as the Class I director;
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and
•	“FOR” the approval of the Amended and Restated Certificate to declassify our board of directors.

Who is entitled to vote?

Holders of our common stock as of the close of business on September 14, 2018, the record date, may vote at the Annual Meeting. As of the record date, there were 72,707,302 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominee who receives the largest number of votes cast “for” is elected as the Class I director. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.
•	Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
•	Proposal No. 3: The affirmative vote of at least 66 2/3% of our outstanding shares of common stock is required for approval of the Amended and Restated Certificate. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EST on November 6, 2018 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;
•	returning a later-dated proxy card;

•	notifying the Secretary of A10 Networks, Inc., in writing, at A10 Networks, Inc., 3 West Plumeria Drive, San Jose, California 95134; or
•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

If you plan to attend the meeting, you must be a holder of Company shares as of the record date of September 14, 2018. Please contact the Company to notify of your intention to attend no later than November 6, 2018 at 6:00 p.m. PST (jgarcia@a10networks.com/408-643-8105).

On the day of the meeting, each stockholder may be required to present a valid picture identification such as a driver’s license or passport and you may be denied admission if you do not. Please note that seating is limited. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Lee Chen, Tom Constantino and Robert Cochran have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about September 26, 2018 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Deloitte & Touche LLP. Your broker will not have discretion to vote on the election of directors or the approval of the Amended and Restated Certificate, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

A10 Networks, Inc.
Attention: Investor Relations
3 West Plumeria Drive
San Jose, California 95134
(408) 325-8668

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next Annual Meeting of Stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered at our 2019 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices prior to certain deadlines. Those deadlines vary based upon when we actually hold our 2019 Annual Meeting and also whether the stockholder intends the proposal to be included in our proxy statement for the meeting.

Normally, the foregoing deadlines would be based upon the date of this year’s Annual Meeting, so long as we hold the 2019 Annual Meeting no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting. We currently anticipate, however, that we will hold our 2019 Annual Meeting on a date that is similar to the dates that we have held such meetings in years prior to this one. In that case, we will publicly announce the actual date of the 2019 Annual Meeting as required by the rules of the SEC and our bylaws.

Proposals Intended to be Included in our Proxy Statement

If we were to hold our 2019 Annual Meeting no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2019 Annual Meeting, our Secretary would have to receive the written proposal at our principal executive offices no later than          , 2019.

If, however, as we expect, we hold the 2019 Annual Meeting more than 30 days before (or, though we do not expect to, after) the one-year anniversary of this year’s Annual Meeting, then our Secretary would have to receive the written proposal at our principal executive offices no earlier than the 120th day before the actual date of 2019 Annual Meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to the 2019 Annual Meeting; or
•	the 10th day following the day on which we first announce publicly the actual date of the 2019 Annual Meeting.

In addition, stockholder proposals must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

A10 Networks, Inc.
Attention: Secretary
3 West Plumeria Drive
San Jose, California 95134

Proposals Not Intended to be Included in our Proxy Statement

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but who do not intend for the proposal to be included in our proxy statement for the meeting. The bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in the bylaws.

If we were to hold our 2019 Annual Meeting no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then, for a stockholder proposal to be considered at the 2019 Annual Meeting, our Secretary would have to receive the written notice at our principal executive offices at the above address:

•	no earlier than , 2019; and
•	no later than the close of business on , 2019.

If, however, as we expect, we hold the 2019 Annual Meeting more than 30 days before (or, though we do not expect to, after) the one-year anniversary of this year’s Annual Meeting, then our Secretary would have to receive the written notice no earlier than the close of business on the 120th day before the actual date of the 2019 Annual Meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to the 2019 Annual Meeting; or
•	the 10th day following the day on which we first announce publicly the actual date of the 2019 Annual Meeting.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear at such annual meeting to present his, her or its proposal, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Four of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is currently divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. If Proposal Three is approved, our board of directors will be declassified.

The following table sets forth the names, ages as of August 31, 2018, and certain other information for each of the directors with terms expiring at the annual meeting (who are also nominees for election as a director at the annual meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms expiring at the Annual Meeting/Nominees
Phillip J. Salsbury(1)(2)(3)	I	75	Director	2013	2018	2021
Robert Cochran*	II	61	EVP, Legal and Corporate Collaboration, Director	2012	2018
Continuing Directors
Peter Y. Chung(2)(3)	II	50	Director	2013	2019
Tor R.Braham(1)(2)**	II	60	Director	2018	2019
Lee Chen	III	64	Chief Executive Officer, President and Chairman	2004	2020
Alan S. Henricks(1)(2)(3)	III	67	Director	2014	2020
(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
*	Mr. Cochran will resign as a director (but not an executive officer) upon the closing of the polls at the Annual Meeting.
**	Mr. Braham was appointed on March 14, 2018.

Nominee for Director

Dr. Phillip J. Salsbury has served as a member of our board of directors since May 2013. Dr. Salsbury is also our Lead Independent Director. From 2005 to April 2010, Dr. Salsbury served as a director of Techwell, Inc., a fabless semiconductor public company that was acquired by Intersil Corporation. Dr. Salsbury was a founder, the Chief Technology Officer, and later the president and Chief Executive Officer of SEEQ Technology, Inc., a non-volatile memory and Ethernet communications semiconductor company, from January 1981 until its acquisition by LSI Logic Corporation, a large semiconductor company, in June 1999. He holds a Ph.D. and an M.S. in Electrical Engineering from Stanford University and a B.S. in Electrical Engineering from the University of Michigan. Dr. Salsbury has specific attributes that qualify him to serve as a member of our board of directors, including his strong technical background and management experience as chief executive officer of a public company, and his prior service as a director of a public company.

If elected to our Board, and if Proposal Three to approve the Amended and Restated Certificate to declassify our Board is not approved, then Dr. Salsbury would hold office as a Class I director until our Annual Meeting is held in 2021. If Proposal Three to declassify our Board is approved, then Dr. Salsbury would hold office until the Annual Meeting to be held in 2019 and until his successor is elected and qualified or until his earlier death, resignation or removal.

Continuing Directors

Tor R. Braham has served as a member of our board of directors since March 2018. He is currently a director of Altaba Inc., an independent, non-diversified, closed-end management investment company and Viavi Solutions Inc., a network and service enablement and optical coatings company. He previously served as a member of the board of directors of Yahoo, a provider of web services, from April 2016 to June 2017, NetApp, Inc., a computer storage and data management company, from September 2013 to March 2016 and Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, from June 2014 to August 2016. Mr. Braham served as Managing Director and Global Head of Technology Mergers and Acquisitions for Deutsche Bank Securities Inc., an investment bank, from 2004 until November 2012. From 2000 to 2004, he served as Managing Director and Co-Head of West Coast U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston, an investment bank. Prior to that role, Mr. Braham served as an investment banker with Warburg Dillon Read LLC, and as an attorney at Wilson Sonsini Goodrich & Rosati. Mr. Braham has specific attributes that qualify him to serve as a member of our board of directors, including his extensive financial experience and knowledge of the technology industry gained through his service as an investment banker and lawyer to technology companies, as well as his service on public and private company boards.

Lee Chen has served as our President, Chief Executive Officer and as a member of our board of directors since July 2004, and as the Chairman of our board of directors since March 2014. From 1996 to August 2004, Mr. Chen served in a variety of positions, including as Vice President of Software Engineering and Quality Assurance at Foundry Networks, Inc., a company that designed, manufactured and sold high-end enterprise and service provider switches and routers, as well as wireless, security, and traffic management solutions. Mr. Chen has previously held management and senior technical positions at OTS, Apple Computer, Convergent Technologies, Inc. and InSync Group, and was a co-founder of Centillion Networks, Inc. Mr. Chen has an M.S.E.E. from San Jose State University and a B.S. in Electrophysics from National Chiao-Tung University in Taiwan. Mr. Chen is a technology pioneer, especially in the area of Internet Protocol Multicast and System & System Security and holds numerous patents. Mr. Chen has specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our Chief Executive Officer and President, one of our founders and a significant stockholder.

Peter Y. Chung has served as a member of our board of directors since June 2013. Mr. Chung is a Managing Director and the Chief Executive Officer of Summit Partners, L.P., where he has been employed since 1994. He is currently a director of Acacia Communications (NASDAQ: ACIA) and MACOM (NASDAQ: MTSI), as well as several privately-held companies. Previously, Mr. Chung served as a director of Ubiquiti Networks, Inc., a company that develops networking technology. Mr. Chung has an M.B.A. from the Stanford University Graduate School of Business and an A.B. in Economics from Harvard University. Mr. Chung has specific attributes that qualify him to serve as a member of our board of directors, including his experience in investment banking, private equity and venture capital investing and in the communications technology sector, as well as his prior service on public and private company boards.

Alan S. Henricks has served as a member of our board of directors since March 2014. Since May 2012 he has served as a member of the board of directors and audit committee chairman of Roku, Inc. (NASDAQ: ROKU), a streaming media company. Since May 2015 he has served as a member of the board of directors and audit committee of Model N, Inc. (NYSE: MODN), a provider of cloud-based Revenue Management solutions. In February 2017, he joined the compensation committee of Model N. From April 2010 to June 2015 he has served as a member of the board of directors of Ellie Mae, Inc. (NYSE: ELLI), a SaaS Company, and as its lead independent director from November 2012 to May 2014. From May 2009 to the present, Mr. Henricks has been a board member, advisor and consultant to a variety of private technology companies. His consulting CFO roles included Tile, Ring, Percolate, Livescribe, and Santur Corporation. From September 2006 to May 2009, Mr. Henricks served as Chief Financial Officer of Pure Digital Technologies, Inc. Prior to September 2006, Mr. Henricks served as Chief Financial Officer of several private and public companies including Traiana Inc., Informix Software, Inc., Documentum, Inc., Borland International, Inc., Cornish & Carey and Maxim Integrated Products, Inc. Mr. Henricks holds a Bachelor of Science in Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from Stanford University. Mr. Henricks has specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience serving as chief financial officer of both public and private companies, as well as his service on public and private company boards.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. Braham, Chung, Henricks and Salsbury do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”

Board Leadership Structure

Mr. Chen currently serves as both chair of our Board of Directors and our chief executive officer. Our Board believes that the current Board leadership structure provides effective independent oversight of management while allowing our Board of Directors and management to benefit from Mr. Chen’s leadership and years of experience as an executive in the networking industry. Mr. Chen is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Chen possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us.

Lead Independent Director

Our board determined that it would be beneficial to have a Lead Independent Director to, among other things, preside over executive sessions of the independent directors, which provides our board with the benefit of having the perspective of entirely independent directors. Independent directors and management sometimes have different perspectives and roles in strategy development.

Our board appointed Phillip J. Salsbury, Ph.D. to serve as our lead independent director. As lead independent director, Dr. Salsbury presides over periodic meetings of our independent directors, serves as a liaison between our Chairman of the board of directors and the independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During our fiscal year ended December 31, 2017, the board of directors held five (5) meetings (including regularly scheduled and special meetings) and acted by written consent two (2) times. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Four (4) of our directors attended our 2017 annual meeting of stockholders. Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Messrs. Braham, Henricks and Salsbury, each of whom is a non-employee member of our board of directors. Mr. Henricks is the chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for financial literacy under the rules and regulations of the New York Stock Exchange and the SEC. Our board of directors has also determined that Mr. Henricks qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the New York Stock Exchange.

The audit committee is responsible for, among other things:

•	selecting and hiring our registered public accounting firm;
•	evaluating the performance and independence of our registered public accounting firm;
•	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;
•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;
•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;
•	reviewing and approving in advance any proposed related person transactions; and
•	preparing the audit committee report to be included in our annual proxy statement as required by the SEC.

The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the charter of our audit committee is available on our website at http://investors.a10networks.com. During 2017, our audit committee held six (6) meetings and did not act by written/electronic consent.

Compensation Committee

Our compensation committee consists of Messrs. Braham, Chung, Henricks and Salsbury. Mr. Chung is the chairman of our compensation committee. Our board of directors has determined that each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m).

The compensation committee is responsible for, among other things:

•	reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;
•	administering our equity compensation plans;
•	overseeing our overall compensation philosophy, compensation plans, and benefits programs; and
•	preparing the compensation committee report to be included in our annual proxy statement as required by the SEC.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website at http://investors.a10networks.com. During 2017, our compensation committee held five (5) meetings and acted by written/electronic consent ten (10) times.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chung, Henricks and Salsbury, each of whom is a non-employee member of our board of directors. Dr. Salsbury is the chairman of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of the New York Stock Exchange. The nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;
•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and
•	reviewing actual and potential conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee, and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.a10networks.com. During 2017, our nominating and corporate governance committee held two (2) meetings and did not act by written/electronic consent.

Compensation Committee Interlocks and Insider Participation

Messrs. Braham, Chung, Henricks and Salsbury are members of our compensation committee. None of the members of our compensation committee is or has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation currently in effect and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our General Counsel or our Legal Department at A10 Networks, Inc., 3 West Plumeria Drive, San Jose, CA 95134. If we were to hold our 2019 Annual Meeting of Stockholders no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then, for a stockholder proposal to be considered at the 2019 Annual Meeting, our General Counsel or Legal Department would have to receive the written nomination;

•	no earlier than , 2019; and
•	no later than the close of business on , 2019.

If, however, as we expect, we hold the 2019 Annual Meeting more than 30 days before (or, though we do not expect to, after) the one-year anniversary of this year’s Annual Meeting, then General Counsel or Legal Department would have to receive the written nomination no earlier than the close of business on the 120th day before the actual date of the 2019 Annual Meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to the 2019 Annual Meeting; or
•	the 10th day following the day on which we first announce publicly the actual date of the 2019 Annual Meeting.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at A10 Networks, Inc., 3 West Plumeria Drive, San Jose, CA 95134, Attn: General Counsel. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the member or members of our board of directors to whom such communication was directed, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investors.a10networks.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

Equity Compensation

Each non-employee director who first joins us will be granted an initial equity award with a value of $225,000 and each non-employee director will be granted an annual equity award with a value of $150,000 on each of our annual stockholder meetings. However, a continuing non-employee director who, as of the date of our annual stockholder meeting, has not served as a board member for the entire 12-month period prior to the annual stockholder meeting will receive an annual award with a value that is prorated based on the number of months the director served during the prior year. The initial and annual equity awards will be granted in the form of restricted stock units, and the number of shares to be granted pursuant to such equity awards will be determined by the closing price of a share of our common stock on the New York Stock Exchange on the grant date. However, a non-employee director who is not continuing as a director following an annual stockholder meeting will not receive an annual equity award at such meeting.

The initial equity award will be scheduled to vest in three, equal, annual installments from the date the non-employee director joins our board of directors, subject to continued service with us through each such date. Each annual award will vest as to 100% of the underlying shares on the earlier of the one year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service with us through such date.

Cash Compensation

Our board of directors approved the following annual compensation package for our non-employee directors:

Annual Cash Retainer ($)
Annual retainer	30,000
Additional retainer for audit committee chair	20,000
Additional retainer for audit committee member	7,500
Additional retainer for compensation committee chair	12,000
Additional retainer for compensation committee member	5,000
Additional retainer for nominating and governance committee chair	7,500
Additional retainer for nominating and governance committee member	3,500
Additional retainer for non-executive chairman of the board of directors	30,000
Additional retainer for independent lead director	15,000

Director Compensation for 2017

The following table provides information regarding the total compensation that was paid by the Company to each of our directors who was not serving as an executive officer in 2017.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Peter Y. Chung	53,000	—	149,993	202,993
Alan S. Henricks	58,500	—	149,993	208,493
Phillip J. Salsbury	65,000	—	149,993	214,993
(1)	The aggregate number of shares of our common stock subject to option awards and stock awards outstanding at December 31, 2017, for each non-employee director is as follows:
Name	Aggregate Number of Option Awards Outstanding at December 31, 2017 (#)	Aggregate Number of Stock Awards Outstanding at December 31, 2017 (#)
Peter Y. Chung	—	18,359
Alan S. Henricks	30,000	18,359
Phillip J. Salsbury	—	18,359
(2)	The amount reported in the Stock Awards column is the aggregate grant date fair value of the stock award, computed in accordance with equity compensation provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As required by the rules of the SEC, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Note that the amount reported in this column does not correspond to the actual economic value that may be received by the director from the award.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors is currently composed of six members. In accordance with our amended and restated certificate of incorporation currently in effect, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, one Class I director will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. If Proposal Three is approved, our Board will be declassified.

Upon the closing of the polls at the Annual Meeting, Mr. Cochran will resign as a director (but not an executive officer). Our board of directors has approved a decrease in the size of the board of directors from six to five members effective as of Mr. Cochran’s resignation from the board of directors.

Nominee

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Phillip J. Salsbury as nominee for election as the Class I director at the Annual Meeting. If elected to our Board, and if Proposal Three to approve the Amended and Restated Certificate to declassify our Board is not approved, then Dr. Salsbury would hold office as a Class I director until our Annual Meeting is held in 2021. If Proposal Three to declassify our Board is approved, then Dr. Salsbury would hold office until the Annual Meeting to be held in 2019 and until his successor is elected and qualified or until his earlier death, resignation or removal. Dr. Salsbury is currently a director of our company. For information concerning the nominee, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Mr. Salsbury. We expect that Mr. Salsbury will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NOMINEE NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2018. During our fiscal year ended December 31, 2017, Deloitte served as our independent registered public accounting firm.

Notwithstanding the appointment of Deloitte and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of A10 Networks, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Our audit committee is submitting the appointment of Deloitte to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Deloitte will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of Deloitte, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Deloitte for our fiscal years ended December 31, 2016 and 2017.

	2017	2016
Audit Fees(1)	$2,344,465	$1,009,904
Audit-Related Fees(2)	159,771	—
Tax Fees(3)	—	—
All Other Fees(4)	—	14,000
Total Fees	$2,504,236	$1,023,904
(1)	Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended December 31, 2017, there were no other professional services provided by Deloitte, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to Deloitte for our fiscal years ended December 31, 2017 and 2016 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

PROPOSAL NO. 3
APPROVAL OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Our board of directors approved, adopted and declared advisable the amendment and restatement of our 2014 Amended and Restated Certificate on          , 2018 to declassify our board of directors and provide for the annual election of directors. Our board of directors regularly reviews our corporate governance practices. After careful consideration, our board of directors determined that it would be in our best interests and the best interests of our stockholders to declassify our board of directors, which will allow the stockholders to vote on the election of the entire board each year, rather than on a staggered basis as with the current classified board structure. If this Proposal Three is approved by the stockholders, our Amended and Restated Certificate will be amended and restated its entirety as set forth in the Amended and Restated Certificate of A10 Networks, Inc. attached hereto as Appendix A.

Currently, our Amended and Restated Certificate divides board members into three classes, with the directors in each class being elected for a three-year term. The term of the three classes is staggered so that only one class of directors is nominated for election at any one annual stockholder meeting. Our board of directors has considered the advantages and disadvantages of maintaining a classified board structure and has concluded that an unclassified board is in our best interests and the best of interests of our stockholders. There are valid arguments in favor of and in opposition to a classified board structure. Proponents of a classified board structure believe it promotes continuity and stability in the management of our business and affairs, reducing our vulnerability to coercive takeover tactics and special interest groups who may not be acting in the best interests of all stockholders, encouraging directors to take a long-term perspective and enhancing the independence of non-management directors by providing them with a longer term of office and insulating them against pressure from management or special interest groups. On the other hand, our board of directors believes that corporate governance standards have evolved and that many investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and increase our board of directors’ and management’s accountability to stockholders. Annual elections of directors will provide our stockholders with the opportunity to register their views on the performance of the entire board each year.

If the amendment and restatement of our Amended and Restated Certificate is approved by our stockholders, this will result in the entire board being elected annually for one-year terms on a “rolling” basis beginning with the 2018 Annual Meeting such that each director serving as of immediately prior to the opening of the polls at the 2018 Annual Meeting will serve through the remainder of his term and each director elected or appointed at or after the 2018 Annual Meeting will serve a one-year term expiring at the next annual meeting of stockholders (except for any directors appointed to succeed any directors (or their successors of any such directors) serving as of immediately prior to the opening of the polls at the 2018 Annual Meeting, who will finish their predecessors’ terms). If our stockholders do not approve this Proposal Three, our board will remain classified.

In determining whether to support declassification of our board of directors, our board of directors considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in our best interests and the best interests of our stockholders to declassify our board of directors.

If approved by the requisite vote of the stockholders, the Amended and Restated Certificate will become effective in connection with its filing with the Secretary of State of the State of Delaware. This summary of the proposed amendment and restatement of the Amended and Restated Certificate is qualified in its entirety by the text of the Amended and Restated Certificate attached as Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND
AND RESTATE THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
A10 NETWORKS, INC. TO DECLASIFFY THE BOARD.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on our web site at http://investors.a10networks.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and Deloitte;
•	discussed with Deloitte the matters required to be discussed by the Statement of Auditing Standards No. 1301 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Based on the audit committee’s review and discussions with management and Deloitte, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Alan S. Henricks (Chair)
Tor R. Braham
Phillip J. Salsbury

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of August 31, 2018. Officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Lee Chen	64	Chief Executive Officer, President and Chairman
Rajkumar Jalan	56	Chief Technology Officer
Robert Cochran	61	Executive Vice President, Legal and Corporate Collaboration, Secretary and Director
Tom Constantino	53	Executive Vice President, Chief Financial Officer
Chris White	53	Executive Vice President of Worldwide Sales
Gunter Reiss	49	Vice President of Worldwide Marketing

Lee Chen has served as our President, Chief Executive Officer and as a member of our board of directors since July 2004, and as the Chairman of our board of directors since March 2014. From 1996 to August 2004, Mr. Chen served in a variety of positions, including as Vice President of Software Engineering and Quality Assurance at Foundry Networks, Inc., a company that designed, manufactured and sold high-end enterprise and service provider switches and routers, as well as wireless, security, and traffic management solutions. Mr. Chen has previously held management and senior technical positions at OTS, Apple Computer, Convergent Technologies, Inc. and InSync Group, and was a co-founder of Centillion Networks, Inc. Mr. Chen has an M.S.E.E. from San Jose State University and a B.S. in Electrophysics from National Chiao-Tung University in Taiwan. Mr. Chen is a technology pioneer, especially in the area of Internet Protocol Multicast and System & System Security and holds numerous patents.

Rajkumar Jalan has served as our Chief Technology Officer since November 2008. From 2005 to 2008, he served as a consultant to the Company. From 1996 to 2002, Mr. Jalan served in various capacities, including as a Director of IP Routing, for Foundry Networks, Inc., a company that designed, manufactured and sold high- end enterprise and service provider switches and routers, as well as wireless, security, and traffic management solutions. Prior to Foundry, he worked on a wide range of networking technologies from Ethernet, Token-Ring, ATM and Digital Switching Systems. Mr. Jalan’s prior employers included Bay Networks, Inc. and Network Equipment Technologies Inc. Mr. Jalan holds a number of patents related to Layer 2/Layer 3 as well as Layer 4/ Layer 7 switching. He has a B.Tech from the Indian Institute of Technology Bombay.

Robert Cochran has served as our Executive Vice President, Legal and Corporate Collaboration since November 2016, as our Vice President, Legal and Corporate Collaboration from January 2012 to November 2016 and as a member of our board of directors from April 2012 until his retirement from the board of directors upon the closing of the polls at the Annual Meeting. In addition, Mr. Cochran was appointed as our Chief Risk Compliance Officer in October 2016, has served as our Secretary since August 2004, and previously served on our board of directors from August 2004 to October 2004. Mr. Cochran currently serves as a director of Techpoint, Inc., a fabless semiconductor company that designs, markets, and sells mixed-signal integrated circuits for HD video applications in the security surveillance and automotive markets. From January 1993 to January 2012, Mr. Cochran was an attorney in private practice in Woodside, California, where he had served as our outside legal counsel since our incorporation. From 2004 to 2010, Mr. Cochran served as a director of Techwell, Inc., a fabless semiconductor company that designed, marketed, and sold mixed-signal integrated circuits. Mr. Cochran has a J.D. from Harvard Law School and an A.B. in Economics from Harvard University.

Tom Constantino has served as our Executive Vice President, Chief Financial Officer since June 2017. From November 2015 to December 2016, Mr. Constantino served as the Vice President of Finance and Head of Accounting & Finance Operations at Western Digital Corporation, a company that provides data storage solutions. While at Western Digital, from March 2012 to November 2015, Mr. Constantino served as Chief Financial Officer of its HGST subsidiary. His experience also includes the role of vice president, corporate finance at Hitachi Global Storage Technologies and approximately 16 years in various financial and operational roles at Hewlett-Packard. Also, from January 2017 to May 2017, Mr. Constantino was an independent consultant providing Chief Financial Officer and Senior Finance Executive consulting services. Mr. Constantino began his career in public accounting at PricewaterhouseCoopers and holds a Bachelor’s of Science in Business Administration from San Jose State University.

Chris White has served as our Executive Vice President of Worldwide Sales since January 2018. From November 2016 to January 2018, Mr. White was Vice President Sales, Strategic Accounts & Archive for Proofpoint, an enterprise security company based in Sunnyvale, California. From June 2011 to November 2016, Mr. White was Vice President Sales, Americas Partners & Alliances for Hitachi Data Systems. Chris has over 24 years of direct and indirect sales experience, focused on selling with and through channel and alliance partners. His prior employers include NetApp, Symantec Corporation, Veritas and ADP. Mr. White has Bachelor of Art Degree, Social Sciences from the University of California, Irvine.

Gunter Reiss has served as our Vice President of Worldwide Marketing since October 2017 and as our Vice President of Strategic Alliances from October 2014 to October 2017. From 2005 to 2014, Mr. Reiss served in various capacities for Ericsson, including Vice President, Strategy & Business Development PA IP & Broadband/ BU Networks of Ericsson Silicon Valley and Director, Partnership Business Development & Sourcing, Strategic Sourcing North America of Ericsson Inc. He also spent three years in England in senior leadership roles with Damovo and IPC. Gunter served on the board of privately held Skorpios Technologies and was a member of the Sun Microsystems customer advisory board. He received his electrical engineering degree from the Higher Technical School in Vienna, Austria. He is an alumnus of the UCLA Executive M&A program and the UC Berkeley Haas School of Business Venture Capitalist Executive Program.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee regarding, and often attends committee meetings relating to the determination of, compensation for the respective executive officers that report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer other than the Chief Executive Officer, as well as each individual compensation component. Our compensation committee makes recommendations to our board of directors regarding compensation for our Chief Executive Officer. The independent members of our board of directors make the final decisions regarding executive compensation for our Chief Executive Officer.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. Compensia, a national compensation consultant, has been retained by our compensation committee to provide information, recommendations and other advice relating to executive compensation. Compensia was engaged to assist our compensation committee in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Fiscal 2017 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer at any time in 2017, and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2017. These individuals were our named executive officers (each, an “NEO” and together, the “NEOs”) for 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensa- tion ($)	Non- Qualified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)		Total ($)
Lee Chen Chief Executive Officer	2017	—	—	2,228,025	—	—	—	—		2,228,025
	2016	—	—	1,269,600	673,706	—	—	1,278	(2)	1,944,584
Tom Constantino(3) Executive Vice President, Chief Financial Officer	2017	186,612	50,000	1,473,500	425,831	31,633	—	3,265	(4)	2,170,840
Rajkumar Jalan(5) Chief Technology Officer	2017	259,375	—	1,186,426	—	13,781	—	2,451	(6)	1,462,033
	2016	239,000	—	414,000	219,402	107,087		2,255	(6)	981,744
(1)	The amounts reported in the Stock Awards and the Option Awards columns represent the grant date fair value of the stock award and the stock option award as computed in accordance with FASB ASC Topic 718. As required by the rules of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amount reported in this column does not correspond to the actual economic value that may be received by the NEO from the award. The assumptions that we used to calculate these amounts are discussed in Note 7 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on August 29, 2018.
(2)	This amount represents dependent care benefits paid on behalf of the executive.
(3)	Mr. Constantino became a named executive officer in 2017. The amount reported under the Bonus column represents the sign-on bonus he received in connection with his hire pursuant to the terms of his offer letter. The amount reported under the Non-Equity Incentive Plan Compensation column represents the bonus paid to him under the Executive Cash Incentive Plan in July 2018.
(4)	This amount represents group term life insurance premiums paid on behalf of the executive ($765) and 401(k) matching contribution ($2,500).
(5)	The amount reported under the Non-Equity Incentive Plan Compensation column represents the bonus paid to him under the Executive Cash Incentive Plan in July 2018.
(6)	This amount represents group term life insurance premiums paid on behalf of the executive.

Non-Equity Incentive Plan Compensation

For our 2017 fiscal year, Messrs. Constantino and Jalan were eligible to receive annual cash bonuses based 70% on corporate performance goals and 30% on individual performance goals, under our Executive Cash Incentive Plan, as approved by the compensation committee. The Executive Cash Incentive Plan was established under and subject to the terms of our Executive Incentive Compensation Plan, as described in further detail below. Mr. Constantino’s target bonus opportunity for our 2017 fiscal year was equal to 65% of his earned 2017 base salary and Mr. Jalan’s target bonus opportunity for our 2017 fiscal year was equal to 50% of his 2017 base salary. The corporate performance goals under such plan related to our revenue and non-GAAP operating income for 2017. Generally, the portion of the plan based on corporate performance goals would result in funding of bonuses upon the achievement of threshold levels of both revenue and non-GAAP operating income as specified in a performance goal matrix approved by the compensation committee. The maximum amount that could be earned on the individual performance goals was 100% and the maximum amount that could be earned on the corporate performance goals was 200%.

In early 2018, our Chief Executive Officer evaluated, and presented to the compensation committee, the progress made towards achieving the corporate and individual performance goals in accordance with the terms of the Executive Cash Incentive Plan and made a recommendation to our compensation committee regarding the bonus amount for each of Messrs. Constantino and Jalan based on this evaluation. The bonuses for Messrs. Constantino and Jalan, as determined pursuant to the terms of the Executive Cash Incentive Plan and our Chief Executive Officer’s recommendation, were approved on July 23, 2018. For the 2017 fiscal year, Mr. Constantino earned a cash bonus of $31,633 and Mr. Jalan earned a cash bonus of $13,781. The amount earned on corporate performance goals was $0.

Executive Officer Employment Agreements

Offer Letters

We have entered into offer letters with each of our NEOs.

Lee Chen Offer Letter

Under Mr. Chen’s offer letter dated July 30, 2004, we hired Mr. Chen as our CEO. The letter provided for no base salary for Mr. Chen and an initial equity award grant to be determined. Mr. Chen’s current annual base salary is $0.

Tom Constantino Offer Letter

Under Mr. Constantino’s offer letter dated May 14, 2017, we hired Mr. Constantino as our EVP, Chief Financial Officer. The letter provided for Mr. Constantino’s initial base salary, bonus opportunity (on a prorated basis), and sign-on bonus. In addition, the letter provided for an initial restricted stock unit award and an initial option award covering 175,000 and 135,000 shares, respectively, which are scheduled to vest over 4 years, subject to his continued service with us through each applicable vesting date. His awards are eligible for accelerated vesting under his Change in Control and Severance Agreement, described below. Mr. Constantino’s current annual base salary is $350,075.

Rajkumar Jalan Offer Letter

Under Mr. Jalan’s offer letter dated November 30, 2008, we hired Mr. Jalan as our CTO. The letter provided for an initial base salary and an initial stock option award which vested over four years subject to his continued service with us through each applicable vesting date. Mr. Jalan’s current annual base salary is $271,688.

Change in Control and Severance Agreements

We entered into a Change in Control and Severance Agreement (each, an “Agreement” and together, the “Agreements”) with each of our NEOs. Mr. Constantino entered into an Agreement in June 2017 in connection with his hire.

Each NEO’s Agreement provides that if, after the executive completes at least one year of employment with us or if promoted to an executive position, completes at least one year in an executive role and (a) we terminate the executive’s employment with us for any reason other than for cause and not due to the executive’s death or disability, or (b) the executive resigns for Good Reason (as defined in the Agreement), and in each case the termination does not occur during the Change in Control Period (as defined in the Agreement), the executive will receive the following severance benefits: (i) continuing payments of salary severance for a period of 12 months (in the case of Mr. Chen) or nine months (in the case of the other NEOs), and (ii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 12 months (in the case of Mr. Chen) or nine months (in the case of the other NEOs).

Each Agreement further provides that if we terminate the executive’s employment with us for any reason other than cause and not due to the executive’s death or disability, or the executive resigns for Good Reason, and in each case the termination occurs during the Change in Control Period, the executive will receive the following severance benefits: (i) a lump sum cash payment equal to 150% (in the case of Mr. Chen) or 100% (in the case of the other NEOs) of the greater of the executive’s salary in effect as of immediately prior to his employment termination or the Change in Control, (ii) a lump sum cash payment equal to 150% (in the case of Mr. Chen) or 100% (in the case of the other NEOs) of the greater of the executive’s target bonus in effect for the year in which the executive’s employment terminates or the Change in Control occurs, (iii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 18 months (in the case of Mr. Chen) or 12 months (in the case of the other NEOs), and (iv) 100% accelerated vesting of the executive’s outstanding equity awards, with any applicable performance goals considered achieved at the target levels.

In order to receive the severance benefits under the Agreement, the executive must sign and not revoke a release of claims in our favor and comply with confidentiality obligations.

As defined in the Agreements, “Cause” generally means the executive’s (i) repeated failure to perform his duties and responsibilities to the Company or abide in all material respects with the Company’s policies after receiving written notice, (ii) engagement in illegal conduct injurious to the Company in any material respect, (iii) material violation or material breach of his confidential information and invention agreement with the Company that is not cured within 20 days of written notice or is incapable of cure, or (iv) conviction or plea of no contest to a felony (other than motor vehicle offenses that do not materially impair the executive’s performance of his employment duties) or any crime involving fraud, embezzlement or other offense involving moral turpitude, and/or committing any act of embezzlement, dishonesty or fraud against or the misappropriation of material property belonging to the Company.

As defined in the Agreements, “Change in Control Period” generally means, subject to the occurrence of a Change in Control, the period beginning on the date that an agreement to enter into such Change in Control is signed and executed, and ending on the date 12 months following such Change in Control. As will be defined in the Agreements, “Change in Control” generally means the occurrence of any of the following events: (i) a change in our ownership that occurs on the date that any one person or persons acting as a group (“Person”), acquires ownership of our stock that, together with the stock already held by such Person, constitutes more than 50% of the total voting power of our stock; or (ii) a change in our effective control that occurs on the date that a majority of members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of our assets that occurs on the date that any Person acquires (or has acquired during a 12-month period) assets from us with a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition(s), excluding any transfer to an entity that is controlled by our stockholders immediately after the transfer and any transfer of assets by us to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us. For purposes of this definition, gross fair market value means the value of our assets, or the value of our assets being disposed of, determined without regard to any liabilities associated with such assets.

As defined in the Agreements, “Good Reason” generally means the executive’s voluntary termination of employment with us within 90 days following the expiration of our cure period following one or more of the following occurring without the executive’s prior consent: (i) a material reduction in the executive’s gross base salary other than in connection with a similar reduction for all similarly situated employees; (ii) a material reduction in the executive’s authority, duties, or responsibilities; or (iii) a relocation of the executive’s principal place of work to a location that is more than 50 miles from his current principal work site for us. The executive may not resign for Good Reason without first providing us with notice within 60 days of the initial existence of the condition that he believes constitutes Good Reason identifying the grounds for Good Reason and a reasonable cure period of at least 30 days following the date of such notice, during which such grounds must not have been cured.

Executive Incentive Compensation Plan

In March 2014, our board of directors adopted an Executive Incentive Compensation Plan, referred to as our Bonus Plan. Our Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our NEOs, based upon performance goals established by our compensation committee.

Under the Bonus Plan, our compensation committee determines the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, net income, net profit, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include the Company’s financial results may be determined in accordance with U.S. generally accepted accounting principles, or GAAP, or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit or company-wide basis. Any criteria used may be measured on such basis as our compensation committee determines. The performance goals may differ from participant to participant and from award to award.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by our compensation committee. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by the Company (or an affiliate of the Company) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Bonus Plan.

Our board of directors has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned bonus.

Retirement Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements under the plan. The plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Participants of our 401(k) plan are able to defer a percentage of their eligible compensation, subject to applicable annual Internal Revenue Code and plan limits. All participants’ interests in their deferrals are 100% vested when contributed. We also provide matching contributions under our 401(k) plan that generally vest over a 4-year period based on the participant’s employment. The Company matches 50% of the first 6% of eligible compensation contributed, for up to $2,500 per year. Pre-tax contributions are allocated to the participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Internal Revenue Code Section 401(a) with the plan’s related trust intended to be tax exempt under Internal Revenue Code Section 501(a). As a tax-qualified retirement plan, the 401(k) plan allows contributions, and earnings on those contributions, not to be taxable to the employees until distributed from the 401(k) plan.

Outstanding Equity Awards at 2017 Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our named executive officers as of December 31, 2017.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Lee Chen	3/31/2017(1	)(2)(3)					121,750	939,910
	2/12/2016(1	)(3)(4)	129,479	153,021	5.52	2/12/2026
	12/22/2014(1	)(5)							240,000	1,852,800
	2/12/2016(1	)(3)(6)					172,500	1,065,760
Tom Constantino	6/14/2017(1	)(3)(7)		135,000	8.42	6/14/2027
	6/14/2017(1	)(3)(8)					175,000	1,351,000
Rajkumar Jalan	7/1/2011(9)		21,333		3.00	4/27/2021	64,832	500,503
	2/5/2013(9)		48,000		5.78	2/5/2023
	10/24/2013(9)		173,332		8.51	10/24/2023
	12/22/2014(1	)(3)(10)	60,000	20,000	4.40	12/22/2024
	2/12/2016(1	)(3)(4)	42,166	49,834	5.52	2/12/2026
	12/22/2014(1	)(5)							56,250	434,250
	2/12/2016(1	)(3)(6)					50,000	386,000
	3/31/2017(1	)(2)(3)					64,832	500,503
(1)	Each of the outstanding stock option awards or restricted stock unit awards was granted under our 2014 Equity Incentive Plan.
(2)	One quarter (1/4) of the shares of our common stock subject to the restricted stock award is scheduled to vest in four, successive, equal, yearly installments commencing on the one-year anniversary of February 12, 2017, subject to continued service with us through each applicable vesting date.
(3)	In the event that we terminate the NEO’s employment without cause or the NEO resigns for good reason at any time during the period beginning on the date that we enter into an agreement resulting in our change in control and ending on the date 12 months after the change in control, the award will accelerate vesting in full as provided under the terms of each NEO’s Change in Control and Severance Agreement.
(4)	One forty-eighth (1/48) of the shares of our common stock subject to the stock option award is scheduled to vest in 48, successive, equal, monthly installments (with the first installment having vested on March 12, 2016), subject to continued service with us through each applicable vesting date.
(5)	If our stock price is at least $10.00 on each of twenty (20) consecutive trading days that occurs during the performance period (4 years from the date of grant) (the “$10 Performance Goal”), then the performance-based restricted stock unit awards will immediately vest as of the date that the $10 Performance Goal is achieved, subject to the NEO remaining a service provider through such vesting date. For the avoidance of doubt, if the $10 Performance Goal is achieved more than once during the performance period, the performance-based restricted stock unit award may vest only upon the first instance that the $10 Performance Goal is achieved, and thereafter, no additional restricted stock units will vest. If our stock price is at least $15.00 on each of twenty (20) consecutive trading days that occurs during the performance period (the “$15 Performance Goal” and together with the $10 Performance Goal, the “Stock Price Goals”), the performance-based restricted stock units will vest immediately as of the date that the $15 Performance Goal is achieved, subject to the NEO remaining a service provider through such vesting date. One third (1/3) of the total number of shares subject to the performance-based restricted stock units are subject to the achievement of the $10 Performance Goal and the balance are subject to the achievement of $15 Performance Goal.
(6)	The number of shares subject to the performance-based restricted stock units shown in the table represents the total remaining number of unvested shares underlying the award. The number of shares subject to the award that became eligible to vest was determined based on the extent of achievement of the Company’s fiscal year 2016 revenue as previously determined shortly after the Company’s fiscal year ended December 31, 2016. Based on such determination, 80.003% of the total shares subject to this award became eligible to vest and is scheduled to vest as to one quarter (1/4) of such vesting-eligible shares on each of the one, two, three, and four year anniversaries of the award’s grant date, subject to continued service with us through the applicable vesting date.
(7)	One quarter (1/4) of the shares of the common stock subject to the stock option award vested on the one-year anniversary of June 12, 2017, and an additional one forty-eighth (1/48) of the total shares subject to the option award is scheduled to vest in 36, successive, equal, monthly installments thereafter, subject to continued service with us through each applicable vesting date.
(8)	One quarter (1/4) of the shares of our common stock subject to the restricted stock award it scheduled to vest in four, successive, equal, yearly installments commencing on the one-year anniversary of July 5, 2017, subject to continued service with us through each applicable vesting date.
(9)	Each of the outstanding stock option awards was granted under our 2008 Stock Plan and is fully vested in the holder thereof.
(10)	One forty-eighth (1/48) of the shares of our common stock subject to the stock option award is scheduled to vest in 48, successive, equal, monthly installments (with the first installment having vested on January 22, 2015), subject to continued service with us through each applicable vesting date.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Peter Y. Chung (Chair)
Tor R. Braham
Alan S. Henricks
Phillip J. Salsbury

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2017. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1) (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	11,586,333	$5.18	9,991,867
Equity compensation plans not approved by stockholders	—	—	—
Total	11,586,333	$5.18	9,991,867
(1)	Our 2014 Equity Incentive Plan (the “2014 Plan”) provides that the number of shares of our common stock (“Shares”) available for issuance under the 2014 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 8,000,000 Shares, (ii) five percent (5%) of the outstanding Shares on the last day of the immediately preceding fiscal year or (iii) such number of Shares determined by our board of directors; provided, however, that such determination under clause (iii) will be made no later than the last day of the immediately preceding fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 31, 2018 for:

•	each of our directors and nominees for director;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 72,707,302 shares of our common stock outstanding as of July 31, 2018. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of July 31, 2018 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of July 31, 2018 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o A10 Networks, Inc., 3 West Plumeria Drive, San Jose, California 95134. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Lee Chen(1)	9,963,869	13.70%
Entities affiliated with Summit Partners, L.P.(2)	9,492,417	13.06%
Blackrock, Inc.(3)	4,600,752	6.33%
The Vanguard Group(4)	3,852,130	5.30%
AllianceBernstein L.P.(5)	3,876,042	5.33%
Entities affiliated with VIEX Capital Advisors, LLC(6)	3,797,383	5.22%
Named Executive Officers and Directors:
Lee Chen(1)	9,963,869	13.70%
Peter Y. Chung(2)	9,492,417	13.06%
Rajkumar Jalan(7)	726,587	1.00%
Robert Cochran(8)	504,330	*
Phillip J. Salsbury(9)	129,571	*
Tom Constantino(10)	85,937	*
Alan S. Henricks(11)	71,981	*
Tor R. Braham	25,100	*
All current executive officers and directors as a group (10 persons)(12)	20,993,839	28.87%
*	Represents beneficial ownership of less than one percent (1%).
(1)	Includes (i) 9,751,783 shares of common stock held by Mr. Chen; and (ii) 3,200 shares of common stock held by the U/A DTD 07/25/2000 Lee Chen Family Trust, for which Mr. Chen serves as a trustee. Includes 164,791 shares issuable upon exercise of options exercisable within 60 days after July 31, 2018, 46,001 shares of 2016 Executive PSU which were released on February 12, 2018, and 30,438 shares of 2017 Executive RSU which were released on February 12, 2018. Mr. Chen sold 50,000 shares under his Rule 10b5-1 Plan in January 2018.
(2)	Includes (i) 6,873,136 shares of common stock held of record by Summit Partners Growth Equity Fund VIII-A, L.P.; (ii) 2,510,989 shares of common stock held of record by Summit Partners Growth Equity Fund VIII-B, L.P.; (iii) 40,186 shares of common stock held of record by Summit Investors I, LLC, (iv) 3,535 shares of common stock held of record by Summit Investors I (UK), L.P. and (v) 46,212 shares held in the name of Peter Y. Chung. Also, includes 18,359 restricted stock units granted to Peter Y. Chung as part of the director compensation program on May 31, 2017. The restricted stock units will be settled solely by delivery of an equal number of shares of common stock when the Company becomes current on all its SEC filings. Peter Y. Chung holds shares and any restricted stock units for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Summit Partners, L.P. is the managing member of Summit Partners GE VIII, LLC, which is the general partner of Summit Partners GE VIII, L.P., which is the general partner of each of Summit Partners Growth Equity Fund VIII-A, L.P. and Summit Partners Growth Equity Fund VIII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its Investment Committee. Summit Partners, L.P., through a two person Investment Committee currently composed of Martin J. Mannion and Peter Y. Chung, has voting and dispositive authority over the shares held by each of these entities and therefore may be deemed to beneficially owns such shares. In addition, Mr. Chung is a member of Summit Master Company, LLC. Each of the Summit entities mentioned herein, Summit Partners, L.P., Summit Master Company, LLC, Mr. Mannion and Mr. Chung disclaim beneficial ownership of the shares of common stock and the restricted stock units in each case, to the extent of it or his pecuniary interest therein. The address for each of these entities and persons is 222 Berkeley Street, 18th Floor, Boston, MA 02116.

(3)	A Schedule 13G was filed with the SEC on January 29, 2018 by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10055. BlackRock is a parent holding company with the following subsidiaries who are also beneficial owners: BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisor, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Investment Management, LLC. This Schedule 13G reports that BlackRock has sole voting power with respect to 4,391,607 shares and sole dispositive power with respect to 4,600,752 shares beneficially owned as of December 31, 2017.
(4)	A Schedule 13G was filed with the SEC on February 8, 2018 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355. Vanguard is a parent holding company with the following subsidiaries who are also beneficial owners: Vanguard Fiduciary Trust Company, which is the beneficial owner of 93,063 shares, and Vanguard Investments Australia, Ltd., which is the beneficial owner of 8,200 shares. This Schedule 13G reports that Vanguard has sole voting power with respect to 99,512 shares, shared voting power with respect to 1,751 shares, sole dispositive power with respect to 3,757,316 shares, and shared dispositive power with respect to 94,814 shares beneficially owned as of December 31, 2017.
(5)	A Schedule 13G was filed with the SEC on February 13, 2018 by AllianceBernstein L.P. (“AllianceBernstein”), 1345 Avenue of the Americas, New York, NY 10105. This Schedule 13G reports that AllianceBernstein has sole voting power with respect to 3,126,650 shares and sole dispositive power with respect to 3,876,042 shares beneficially owned as of December 31, 2017.
(6)	A Schedule 13D/A was filed with the SEC on March 16, 2018 by VIEX Opportunities Fund, LP – Series One (“Series One”), VIEX Special Opportunities Fund II, LP (“VSO II”), VIEX GP, LLC (“VIEX GP”), VIEX Special Opportunities GP II, LLC (“VSO GP II”), VIEX Capital Advisors, LLC (“VIEX Capital”), and Eric Singer, as managing member of each of VIEX GP, VSO GP II and VIEX Capital, 825 Third Avenue, 33rd Floor, New York, NY 10022. This Schedule 13D/A reports that Series One is the beneficial owner of 1,763,575 shares and VSO II is the beneficial owner of 2,033,808 shares. As the general partner of Series One, VIEX GP may be deemed the beneficial owner of the 1,763,575 shares beneficially owned by Series One, and as the general partner of VSO II, VSO GP II may be deemed the beneficial owner of the 2,033,808 shares beneficially owned by VSO II. As the investment manager or Series One and VSO II, VIEX Capital may be deemed the beneficial owner of the (i) 1,763,575 shares beneficially owned by Series One and (ii) 2,303,808 shares beneficially owned by VSO II. As the managing member of VIEX GP and VIEX Capital, Eric Singer may be deemed the beneficial owner of the (i) 1,763,575 shares beneficially owned by Series One and (ii) 2,303,808 shares beneficially owned by VSO II.
(7)	Includes 377,081 shares issuable upon exercise of options exercisable within 60 days after July 31, 2018.
(8)	Includes 409,893 shares issuable upon exercise of options exercisable within 60 days after July 31, 2018.
(9)	Includes 18,359 restricted stock units granted to Mr. Salsbury as part of the director compensation program on May 31, 2017. The restricted stock units will be settled solely by delivery of an equal number of shares of common stock when the Company becomes current on all of its SEC filings.
(10)	Includes 42,187 shares issuable upon exercise of options exercisable within 60 days after July 31, 3018. Also includes 43,750 restricted stock units that vested on June 14, 2018 and will be settled by delivery of an equal number of shares of common stock when the company becomes current on all of its SEC filings (including a number of shares which will be automatically sold on Mr. Constantino’s behalf to cover taxes on such RSU release, pursuant to the terms of the Restricted Stock Unit Agreement related to such shares).
(11)	Includes 30,000 shares issuable upon exercise of options exercisable within 60 days after July 31, 2018 and 18,359 restricted stock units granted to Mr. Henricks as part of the director compensation program on May 31, 2017. The restricted stock units will be settled solely by delivery of an equal number of shares of common stock when the Company becomes current on all of its SEC filings.
(12)	Includes 1,025,285 shares issuable upon exercise of options held by our current executive officers and directors exercisable within 60 days after July 31, 2018 and 58,452 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of July 31, 2018 held by our current executive officers and directors.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Investors Rights Agreement

We are party to an investors rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement, or request that the shares of such stock be covered by a registration statement that we are otherwise filing, subject to certain exceptions. Lee Chen, our President and Chief Executive Officer, Robert Cochran, our Executive Vice President, Legal and Corporate Collaborations, and certain entities affiliated with Summit Partners, L.P., which hold more than 5% of our outstanding capital stock and one of whose managing directors, Peter Y. Chung, is a member of our board of directors, are parties to the investors rights agreement.

Employment Arrangements and Indemnification Agreements

We have entered into employment and consulting arrangements with certain of our current and former executive officers. See “Executive Officer Employment Agreements.”

We have also entered into indemnification agreements with certain directors and officers of ours. The indemnification agreements and our restated certificate of incorporation currently in effect and bylaws in effect upon the completion of this offering require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Equity Award Grants to Executive Officers and Directors

We have granted stock options, RSUs and/or PSUs to our executive officers and our non-employee directors. See the sections entitled “Executive Compensation” above.

Other Transactions

Other than as described above under this section titled “Related Party Transactions,” since January 1, 2017, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee may review and approve in advance any related party transactions.

We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions shall be deemed to be pre-approved by the audit committee, even if the aggregate amount involved will exceed $120,000, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2017, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2017 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2017 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at http://investors.a10networks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to A10 Networks, Inc., Attention: Investor Relations, 3 West Plumeria Drive, San Jose, California 95134.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Jose, California
September , 2018

Appendix A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

A10 NETWORKS, INC.

A10 Networks, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.	The name of the Corporation is A10 Networks, Inc.

The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 6, 2013.

B.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Restated Certificate.
C.	This Amended and Restated Certificate of Incorporation was duly approved by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of Delaware.
D.	The text of the Corporation’s Restated Certificate is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, A10 Networks, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Lee Chen, a duly authorized officer of the Corporation, on             , 2018.

Lee Chen, President

EXHIBIT A

ARTICLE I

The name of the Corporation is A10 Networks, Inc.

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

4.1  Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 600,000,000 shares, consisting of 500,000,000 shares of Common Stock, having a par value of $0.00001 (the “Common Stock”), and 100,000,000 shares of Preferred Stock, having a par value of $0.00001 (the “Preferred Stock”).

4.2  Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased.

4.3  Common Stock.

       (a)  The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this certificate of incorporation (this “Certificate of Incorporation” which term, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the stockholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

       (b)  Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

       (c)  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4  Preferred Stock.

       (a)  The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the DGCL the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

       (b)  The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

5.1  General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2  Number of Directors; Election; Term.

       (a)  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

       (b)  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

       (c)  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

5.3  Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least 66 2∕3% in voting power of the stock of the Corporation entitled to vote thereon.

5.4  Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until his or her successor shall be duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the Whole Board. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock of the Corporation entitled to vote thereon shall be required for the stockholders of the Corporation to amend, alter or repeal the Bylaws or adopt new Bylaws.

ARTICLE VII

7.1  No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

7.2  Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the affirmative vote of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors, by the affirmative vote of a majority of the Whole Board, may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

7.3  Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

8.1  Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

8.2  Indemnification.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VIII will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE IX

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any business opportunity, matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director or officer of the Corporation who is not an employee of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director or officers of the Corporation.

ARTICLE X

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2∕3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Article V, Article VI, Article VII, Article VIII, Article IX or this Article X (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 6, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 6, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E51300-P13128

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

A10 NETWORKS, INC.

The Board of Directors recommends you vote FOR the following:

Nominee:	For	Against	Abstain
1a. Dr. Phillip J. Salsbury	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.	☐	☐	☐
3. To approve our Amended and Restated Certificate of Incorporation to declassify our board of directors.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E51301-P13128

A10 NETWORKS, INC.
Annual Meeting of Stockholders
November 7, 2018
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lee Chen, Tom Constatino and Robert Cochran, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of A10 Networks, Inc., to be held on Wednesday, November 7, 2018 at 10:00 a.m. Pacific time, at the Company's executive offices located at 3 West Plumeria Drive, San Jose, California 95134, and at any adjournments or postponements thereof, as follows:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side